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                                                                    EXHIBIT (12)

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                                                                                                   Twelve
                                                                                                Months Ended
                                                                                             September 30, 2001
                                                                                          -----------------------
Income before provision for income taxes and fixed charges (Note A)                       $            47,839,355

Fixed charges:
Interest on first mortgage bonds                                                          $            17,272,119
Amortization of debt discount and expense less premium                                                  1,073,997
Interest on short-term debt                                                                             2,654,808
Interest on other long-term debt                                                                        8,172,184
Interest on trust preferred distributions
   by subsidiary holding solely parent debentures                                                       2,479,167
Other interest                                                                                            423,012
Rental expense representative of an interest factor (Note B)                                               20,672
                                                                                          -----------------------

Total fixed charges                                                                                    32,095,959

Ratio of income before provision for incomes taxes to net income                                           1.154x
                                                                                          -----------------------



Ratio of earnings to fixed charges                                                                          1.49x
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NOTE A:  For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.

NOTE B:  One-third of rental expense (which approximates the interest factor).